EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Tuesday, Dec. 30, 2003

AMERICA WEST PILOTS RATIFY TENTATIVE AGREEMENT

     PHOENIX — America West Airlines (NYSE:AWA) today announced it has been informed by the Air Line Pilots Association (ALPA) that its pilots have voted to ratify a three-year contract.

     America West Chairman and Chief Executive Officer Doug Parker stated, “We are pleased with today’s vote results and believe this represents an important step forward in the continuing transformation of our airline. The America West team is comprised of nearly 13,000 aviation professionals, and each employee has played a key role in our airline’s turnaround. Our pilots have played an important role in our turnaround, and I applaud their efforts in running a great operation. I am also grateful for the professionalism and integrity displayed during the negotiation process.

     “Even though today’s ratification represents a new chapter for our airline, we realize our work is not done. We will continue to work hard to build a culture of open communication and mutual respect. Last but certainly not least, today’s announcement reaffirms America West’s commitment to provide outstanding customer service.”

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica.

-AWA-